Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Amendment No. 34 to the Registration Statement on Form N-1A of Fidelity Congress Street Fund: Fidelity Congress Street Fund of our report dated February 12, 2010 on the financial statements and financial highlights included in the December 31, 2009 Annual Report to Shareholders of the above referenced fund which is also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the heading "Independent Registered Public Accounting Firm" in the Part B of this Amendment.

____________________________	/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
February 23, 2010